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                                                                   EXHIBIT 10.14

February 24, 2000


John E. Calonico, Jr.
301 Laurel Avenue
Millbrae, California 94030


Re:    Employment Terms


Dear John,

Blue Martini Software, Inc. ("BMS") is pleased to offer you the position of Chief Financial Officer on the terms as described in your offer letter dated March 10, 2000. In addition to the letter referenced, your employment includes the following term:

 . if you are terminated from BMS without cause at any time in your employment, you will be eligible to receive a severance payment equal to 6 months of your base salary at the time of termination. If you resign from the company at any point, a severance payment will not be paid. This severance payment will be your only benefit or payment upon termination, and you will not be entitled to any additional stock vesting upon termination of employment for any reason. "Cause" shall mean the occurrence of one or more of the following:
   (i) your conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) your participation in a fraud or act of dishonesty against the Company; (iii) your intentional and material damage to the Company's property; or (iv) a material breach by you of this Agreement, the Company's written policies, or the Employee Proprietary Information and Inventions Agreement that is not remedied by you within fourteen (14) days of written notice of such breach from the Board. It shall be a condition to your receipt of such severance that you enter into a release agreement acceptable to the Company.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

/s/ Monte Zweben

Monte Zweben
CEO and President

I accept the employment terms stated in this letter, and expect to commence employment on February 24, 2000.


 /s/ John Calonico Jr.
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Candidate's Signature

Date:  2/24/00
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